Exhibit 99.1

[CALGON LOGO HERE]

CALGON CARBON CORPORATION

P.O. Box 717                     Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412 787-6795

— NEWS RELEASE —

MONTEREY PARK, CALIFORNIA TEAMS WITH CALGON CARBON

TO FAST-TRACK PERCHLORATE REMOVAL

PITTSBURGH, PA — June 30, 2003 — Calgon Carbon Corporation (NYSE: CCC) announced that it has received a $7.5 million contract from the Water Quality Authority for the City of Monterey Park, California, for the turn-key design and installation of a state-of-the-art drinking water treatment system for the removal of perchlorate. The system will use Calgon Carbon’s modular ion exchange technology and will treat up to 5,000 gallons of water per minute.

“We are working with Calgon Carbon to fast-track this project, and the system will be activated on July 15th,” said Grace Burgess, executive director of the San Gabriel Basin Water Quality Authority. “This plant will stop the perchlorate plume from progressing. It is an excellent example of how government and private industry can work together, quickly and effectively, to ensure superior water quality for a community in need of additional water in order to meet its summer needs.” Monterey Park has a population of 60,000.

“Calgon Carbon leads the industry with the most perchlorate treatment systems in operation,” said James G. Fishburne, senior vice president, Calgon Carbon Corporation. “Calgon Carbon treats more than 21 million gallons of water a day, and additional plants for removing perchlorate are scheduled for start-up by the end of the year. These plants will bring Calgon Carbon’s overall treatment to more than 50 million gallons of drinking water each day.”

Calgon Carbon’s modular ion exchange technology takes advantage of the company’s knowledge and leadership in the use of ion exchange resins to remove perchlorate from groundwater. Calgon Carbon has an extensive media testing program to ensure that the users of its technology are provided with the most efficient and cost-effective processes to address their perchlorate challenges. The selected media can be implemented in a single-use modular system such as the new operation for Monterey Park, or in a regenerable ISEP® system like the ones employed at other drinking water sites.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any further performance.